                                                                  EXHIBIT (12)


                                   ONEOK, Inc.
           Computation of Ratio of Earnings to Combined Fixed Charges
                    and Preferred Stock Dividend Requirements


                                           Quarter                           Years Ended August 31,
                                            Ended         -----------------------------------------------------------
                                         Nov. 30, 1998     1998         1997         1996         1995         1994
                                         -------------    -----------------------------------------------------------
Fixed charges, as defined
       Interest on long-term debt           $  9,770     $ 30,846     $ 31,354     $ 31,748     $ 32,345     $ 32,979
       Other Interest                          1,432        3,723        3,376        3,184        4,934        1,855
       Amortization of debt issue costs          153          506          518          530          512          525
       Interest on lease agreements              581        2,325        2,266        2,266        2,266        2,266
                                            --------     ------------------------------------------------------------
            Total fixed charges               11,936       37,400       37,514       37,728       40,057       37,625

Preferred dividend requirements               15,285       44,228          285          428          428          428
                                            --------     ------------------------------------------------------------

Total fixed charges and preferred
       dividend requirements                $ 27,221     $ 81,628     $ 37,799     $ 38,156     $ 40,485     $ 38,053
                                            ========     ============================================================


Earnings before income taxes                $ 23,637     $168,380     $ 94,107     $ 85,873     $ 68,146     $ 57,276

Total fixed charges                           11,936       37,400       37,514       37,728       40,057       37,625
                                            --------     ------------------------------------------------------------

Earnings available for combined
       fixed charges and preferred
       dividend requirements                $ 35,573     $205,780     $131,621     $123,601     $108,203     $ 94,901
                                            ========     ============================================================

Ratio of earnings to combined
       fixed charges and preferred
       dividend requirements                   1.31X        2.52X        3.48X        3.24X        2.67X        2.49X
                                            ========     ============================================================


      Pro Forma Computation of Ratio of Earnings to Combined Fixed Charges
         and Preferred Stock Dividend Requirements Giving Effect to the
                       Proposed Merger as Discussed Herein

                                           Quarter       Year Ended
                                            Ended        August 31,
                                         Nov. 30, 1998     1998
                                         -------------     ----
Fixed charges, as defined
       Interest on long-term debt           $ 35,955      $137,334
       Other Interest                          1,432         3,723
       Amortization of debt issue costs          346         1,275
       Preferred securities distributions
         of subsidiary                         6,368        25,475
       Interest on lease agreements              581         2,325
                                            --------      --------
            Total fixed charges               44,682       170,132

Preferred dividend requirements               15,285        44,228
                                            --------      --------

Total fixed charges and preferred
       dividend requirements                $ 59,967      $214,360
                                            ========      ========


Earnings before income taxes                ($12,721)     $156,152

Total fixed charges                           44,682       170,132
                                            --------      --------          (a)  On a pro forma basis giving effect to 1) the annual
                                                                                 interest requirement of the long-term debt and 2)
Earnings available for combined                                                  the annual preferred securities distribution of the
       fixed charges and preferred                                               trust preferred securities expected to be issued in
       dividend requirements                $ 31,961      $326,284               the Proposed Merger, earnings would have been
                                            ========      ========               insufficient to cover combined fixed charges and
                                                                                 preferred dividend requirements by approximately
Ratio of earnings to combined                                                    $28.0 million for the three months ended
       fixed charges and preferred                                               November 30, 1998.
       dividend requirements(a)                   --         1.52X
                                            ========      ========


For purposes of computing the ratio of earnings to combined fixed charges and preferred dividend requirements, "earnings" consists of net income plus fixed charges and income taxes. "Fixed charges" consists of interest charges, the amortization of debt issue costs, preferred securities distributions of subsidiary, and the representative interest portion of operating leases. "Preferred dividend requirements" consists of the pre-tax preferred dividend requirement.